Filed pursuant to Rule 433

Registration No. 333-185217

Issuer Free Writing Prospectus dated December 5, 2012

Relating to Preliminary Prospectus Supplement dated December 5, 2012

NETAPP, INC.

Pricing Term Sheet

2.000% Senior Notes due 2017

3.250% Senior Notes due 2022

Issuer:	NetApp, Inc.

Format:	SEC Registered

Title:	2.000% Senior Notes due 2017 (the “2017 Notes”) 3.250% Senior Notes due 2022 (the “2022 Notes”)

Principal Amount:	2017 Notes: $750,000,000 2022 Notes: $250,000,000

Maturity:	2017 Notes: December 15, 2017 2022 Notes: December 15, 2022

Coupon:	2017 Notes: 2.000% 2022 Notes: 3.250%

Ratings*:	Baa1 by Moody’s Investor Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Price to Public:	2017 Notes: 99.494% of face amount 2022 Notes: 99.206% of face amount

Yield to Maturity:	2017 Notes: 2.107% 2022 Notes: 3.344%

Spread to Benchmark Treasury:	2017 Notes: T+150 bps 2022 Notes: T+175 bps

Benchmark Treasury:	2017 Notes: 0.625% due November 30, 2017 2022 Notes: 1.625% due November 15, 2022

Benchmark Treasury Yield:	2017 Notes: 0.607% 2022 Notes: 1.594%

Interest Payments:	Semi-annually on June 15 and December 15, commencing June 15, 2013

Make-Whole Call:	2017 Notes: At any time prior to maturity, at a discount rate of Treasury plus 25 basis points 2022 Notes: At any time prior to September 15, 2022, at a discount rate of Treasury plus 30 basis points

Par Call:	2017 Notes: None 2022 Notes: On or after September 15, 2022

Trade Date:	December 5, 2012

Settlement Date (T+5)**:	December 12, 2012

CUSIP/ISIN:	2017 Notes: 64110D AC8 / US64110DAC83 2022 Notes: 64110D AD6 / US64110DAD66

Joint Bookrunners:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Delivery of the notes is expected to be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of J.P. Morgan Securities LLC at 212-834-4533 or Morgan Stanley & Co. LLC at 866-718-1649.